Exhibit 99.1

BIMI Announces Sale of $2 Million Promissory Note

NEW YORK, Dec. 08, 2022 (GLOBE NEWSWIRE) --  BIMI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”), a healthcare products and services provider, today announced the sale of a $2 Million promissory note (the “Note”) to the Chairman of the Board of the Company, Mr. Fnu Oudom on December 6, 2022.

The Note carries an annual interest rate of 6%, which is payable together with the principal amount one year after the date of issuance. Seven business days before the maturity date of the Note, the holder has the right to exercise a conversion right to have the aggregate amount of the principal and accrued interests repaid in shares at a conversion price of $0.40 per share of the Company’s common stock (in lieu of a cash payment). The conversion price of $0.40 reflects a 60% premium on the closing price of the Company’s common stock on NASDAQ on the date of issuance of the Note (the closing price of the common stock on NASDAQ on such date was $0.25).

If the holder elects to exercise the conversion right and the issuance of the shares of common stock requires the approval of the Company’s stockholders, the Company will seek stockholders’ approval before the shares of common stock will be issued. The holder may revoke the conversion election if the stockholders’ approval has not been obtained within two years of such election, in which event the Company will immediately pay the holder the principal balance due under the Note plus interest accrued through the date of the full payment of the Note. The Company has no obligation to file a registration statement with the SEC for the resale of the underlying shares of common stock., if issued.

Mr. Tiewei Song, the CEO of BIMI International Medical Inc., said, “on behalf of everyone at BIMI International Medical Inc., we would like to thank Mr. Chairman Fnu Oudom for his continued support of BIMI International Medical Inc. and its subsidiaries.”

About BIMI International Medical Inc.

BIMI International Medical Inc. was founded in 2006. The Company is now exclusively a healthcare products and services provider, offering a broad range of healthcare products and related services and operates five private hospitals in China. For more information, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

IR Contact:

Investor Relations Department of BIMI International Medical Inc.
Tel: +1(949)-981-6274

Email: vinson@usbimi.com